UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

MAF BANCORP, INC.

(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of Incorporation)	0-18121 (Commission File Number)	36-3664868 (I.R.S. Employer Identification No.)
55th Street & Holmes Avenue Clarendon Hills, Illinois (Address of principal executive offices)		60514 (Zip Code)

Registrant’s telephone number, including area code (630) 325-7300

Not Applicable

(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below regarding entry into a new credit agreement is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 2.03 below regarding the cancellation of an existing credit agreement in connection with refinancing of an existing credit facility is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 1, 2006, MAF Bancorp, Inc. announced the completion of its acquisition of EFC Bancorp, Inc. In the transaction, each share of EFC Bancorp common stock has been converted into the right to receive either $34.69 in cash or 0.8082 shares of MAF Bancorp common stock at the election of each holder. The aggregate transaction value, including stock options, totals approximately $176.4 million and approximately $71.6 million is payable in cash. To fund a portion of the cash purchase price, MAF Bancorp entered into a new credit agreement with Harris N.A., Chicago, Illinois, effective January 31, 2006, to refinance and increase by $52 million the amount of borrowings under its term loan. At the time of the refinancing, the outstanding principal balance of the term loan was $63 million. The new credit agreement also provides for a revolving line of credit for borrowings up to $60 million. The prior credit agreement with Harris, N.A. was cancelled without penalty in the refinancing transaction.

The $115 million term note is unsecured and bears interest, at the borrower’s option, at the lender’s prime rate less 50 basis points or at one, two, three, six or twelve-month LIBOR plus 90 basis points and matures in 2016. The revolving note, also unsecured, matures in 2007 and allows the borrower to draw down and repay amounts from time to time at the discretion of the borrower, and bears interest, at the borrower’s option, at the lender’s prime rate less 50 basis points or at one, two, three, six or twelve-month LIBOR plus 80 basis points. There are no amounts currently outstanding under the revolving line. Under the terms of the credit facility, MAF Bancorp has agreed not to pledge the stock of its subsidiaries to secure other indebtedness.

As part of the acquisition transaction, EFS Bank, a wholly-owned subsidiary of EFC Bancorp, has been merged into Mid America Bank, fsb, a wholly-owned subsidiary of MAF Bancorp. As a result of the merger, Mid America Bank has increased its direct financial obligations on FHLB advances with remaining maturities of one year or more by approximately $163 million and certificates of deposit with remaining maturities of one year or more by approximately $111 million based on EFS Bank balances as of January 31, 2006. The acquired FHLB advances are primarily fixed-rate borrowings, with rates ranging from 2.74 percent to 5.95 percent, and mature at various times over the next five and a half years. At January 31, 2006, the weighted average rate on the acquired FHLB advances was 4.82 percent and the weighted average term to maturity was 45 months. The certificates of deposit all mature at various times within five years. At January 31, 2006, the weighted average rate payable on the acquired certificates of deposit was 3.58 percent and the weighted average term to maturity was 22 months.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As provided for in the merger agreement between MAF Bancorp and EFC Bancorp, Leo M. Flanagan, Jr., the Chairman of EFC Bancorp, has been appointed to the Board of Directors of MAF Bancorp effective as of February 1, 2006. He will serve in the class of directors whose term expires at the annual meeting of shareholders to be held in 2007. The Board of Directors of MAF Bancorp, on the recommendation of its independent Nominating and Corporate Governance Committee, has determined that Mr. Flanagan is an “independent” director within the meaning of the Nasdaq rules.

Item 8.01	Other Events.

Attached as Exhibit 99.1, and incorporated herein by reference, is a copy of the press release issued by MAF Bancorp on February 1, 2006, announcing completion of its acquisition of EFC Bancorp.

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Item 9.01	Financial Statements and Exhibits.
Exhibit 99.1	Press Release dated February 1, 2006.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAF BANCORP, INC. By: /s/ JERRY A. WEBERLING Jerry A. Weberling Executive Vice President and Chief Financial Officer

Date: February 3, 2006

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INDEX TO EXHIBITS

Exhibit

Exhibit 99.1	Press Release dated February 1, 2006.

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